Exhibit 99.1

Pershing Gold Announces Closing of Public Offering of Common Stock

LAKEWOOD, Colo., December 8, 2016 (PR Newswire) — Pershing Gold Corporation (NASDAQ: PGLC) (TSX: PGLC) (FWB: 7PG1) ("Pershing Gold" or the "Company"), the emerging Nevada gold producer advancing the Relief Canyon mine, today announced the closing of its previously announced underwritten public offering of 2,205,883 shares of its common stock at a price to the public of $3.40 per share. The gross proceeds to Pershing Gold from this offering is approximately $7.5 million, before deducting the underwriter’s discount and other estimated offering expenses payable by the Company. Pershing Gold intends to use the net proceeds from the offering for advancing the Relief Canyon project, capital expenditures, working capital and general corporate purposes.

Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for the offering. Euro Pacific Capital Inc., Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC., and ROTH Capital Partners, LLC also acted as financial advisors to the Company in connection with the offering.

A registration statement relating to these securities was previously filed on Form S-3 (File No. 333-211910) with the Securities and Exchange Commission (the "SEC"), and was declared effective by the SEC on June 29, 2016. The offering was made by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

The Company shares of common stock issued pursuant to the offering are listed on NASDAQ and the Toronto Stock Exchange ("TSX"). For the purposes of TSX approval, the Company relied on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible inter-listed issuers.

About Pershing Gold Corporation

Pershing Gold is an emerging gold producer whose primary asset is the Relief Canyon Mine in Pershing County, Nevada. Relief Canyon includes three historic open-pit mines and a state-of-the-art, fully permitted and constructed heap-leach processing facility. Pershing Gold is currently permitted to resume mining at Relief Canyon under the existing Plan of Operations.

Pershing Gold's landholdings cover approximately 25,000 acres that include the Relief Canyon Mine asset and lands surrounding the mine in all directions. This land package provides Pershing Gold with the opportunity to expand the Relief Canyon Mine deposit and to explore and make new discoveries on nearby lands.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws regarding the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the SEC and on SEDAR at www.sedar.com, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We assume no obligation to update any forward-looking statements contained or reference in this press release.

Contact Information

For more information, please contact:

Stephen Alfers, Executive Chairman, President and CEO

Jack Perkins, Vice President, Investor Relations

720.974.7254

investors@pershinggold.com

www.PershingGold.com